News Release

NUCOR REPORTS RESULTS FOR 2007

CHARLOTTE, NORTH CAROLINA, January 24, 2008 - Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $364.8 million ($1.26 per diluted share) for the fourth quarter of 2007, a decrease of 10% compared with $405.1 million ($1.34 per diluted share) earned in the fourth quarter of 2006 and a decrease of 4% from the $381.2 million ($1.29 per diluted share) earned in the third quarter of 2007.

In the fourth quarter of 2007, Nucor’s consolidated net sales increased 27% to a quarterly record $4.40 billion, compared with $3.47 billion in the fourth quarter of 2006 and increased 3% compared with $4.26 billion in the third quarter of 2007. Average sales price per ton increased 9% from the fourth quarter of 2006 and increased 1% from the third quarter of 2007. Total tons shipped to outside customers were 5,895,000 tons in the fourth quarter of 2007, an increase of 16% over the fourth quarter of 2006 and an increase of 2% over the third quarter of 2007.

For the full year 2007, consolidated net earnings were $1.47 billion ($4.94 per diluted share), compared with the record net earnings of $1.76 billion ($5.68 per diluted share) in 2006. Although net earnings decreased 16% from 2006 levels, 2007 was the second-best earnings year in Nucor’s history.

Nucor’s consolidated net sales for 2007 increased 12% to a record $16.59 billion, compared with $14.75 billion in 2006. Average sales price per ton increased 8% while total tons shipped to outside customers increased 4% from 2006.

The average scrap and scrap substitute cost per ton used increased 17% from $243 in the fourth quarter of 2006 to $285 in the fourth quarter of 2007, increased 3% from $277 in the third quarter of 2007, and increased 13% from $246 in 2006 to $278 in 2007.

In the fourth quarter of 2007, Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $92.3 million, compared with a credit of $39.6 million in the fourth quarter of 2006, and a charge of $11.0 million in the third quarter of 2007. For the full year 2007, the LIFO charge was $194.3 million, compared with a charge of $5.4 million in 2006.

In the steel mill segment, steel production decreased 1% to 22,089,000 tons in 2007, compared with 22,382,000 tons produced in 2006.

Total steel shipments remained flat at 22,347,000 tons in 2007, compared with 22,346,000 tons in 2006. Steel shipments to outside customers decreased 2% to 20,235,000 tons in 2007, compared with 20,649,000 tons in 2006.

In the steel products segment, steel joist production during 2007 decreased to 542,000 tons, compared with 570,000 tons in 2006. Steel deck sales increased to 478,000 tons in 2007, compared with 398,000 tons in 2006. Cold finished steel sales increased to 449,000 tons, compared with 327,000 tons in 2006. Sales of fabricated concrete reinforcing steel were 583,000 tons from the acquisition date of Harris Steel Group Inc. near the end of the first quarter of 2007 through the end of the year (approximately 9 months).

News Release

NUCOR REPORTS RESULTS FOR 2007 (Continued)

In December 2007, Nucor’s board of directors increased the base dividend from $0.11 per share to $0.30 per share and declared a supplemental dividend of $0.31 per share. The total dividend of $0.61 per share is payable on February 11, 2008 to stockholders of record on December 31, 2007. The board of directors stated that the 173% increase in the quarterly base dividend reflects the company’s success in building long-term earnings power and the company’s belief that the business cycle for steel will see both higher highs and higher lows in the future.

During 2007, Nucor repurchased approximately 14.1 million shares of its common stock at a cost of approximately $754.0 million under a publicly announced stock repurchase program (none in the fourth quarter of 2007). Approximately 30.0 million shares remain authorized for repurchase under the current program.

In the fourth quarter, Nucor completed the acquisition of Nelson Steel, Inc., a producer of wire mesh and related products. In addition, Nucor’s wholly owned subsidiary, Harris Steel Inc. completed three acquisitions in the fourth quarter. Harris Steel formed a new entity with Barker Steel Company, Inc. that combines the two companies’ rebar fabrication operations in the northeastern U.S. market. Harris Steel has a 90% interest in the joint venture. During the quarter, Harris Steel also acquired Rockford Fabricators Inc., a rebar fabricator, and U.S. Drafting and Detailing Inc., a provider of rebar detailing and project management services. With these acquisitions, Harris Steel’s annual rebar fabrication capacity exceeds 1 million tons.

In January 2008, Nucor signed a Memorandum of Understanding with the Duferco Group (Lugano, Switzerland) to establish a 50/50 joint venture for the production of beams in Italy and the distribution of beams in Europe and North Africa. The joint venture will encompass the Duferco Group’s wholly owned subsidiary, Duferdofin, and associated distribution companies. Duferdofin is the leader in beam production in Italy and Southern Europe. Final agreement to establish the joint venture company will be dependent upon the completion of due diligence, approval of regulatory bodies, and approval of the boards of directors of both companies.

We expect that the first quarter of 2008 will be another good quarter with earnings in the range of $1.20 to $1.30 per diluted share.  We expect continued strength in our bar, beam and plate businesses. Our downstream businesses, in particular rebar fabrication, should remain good. Market conditions for sheet have improved, in spite of reduced demand, because of a much better balance between customer inventories and demand. We believe the market conditions for the first six months of 2008 are likely to be the opposite of what we saw in the late 1990’s. During that period, we had very strong demand for our products but also a glut of supply resulting from huge imports of finished steel. This severe imbalance made it very difficult for the domestic steel producers to achieve the profitability that would be expected for such a cyclical peak in demand.

First quarter shipments should be strong in spite of the normal weather related issues. Scrap price volatility and actual scrap usage costs in the quarter will be a risk impacting first quarter profitability.  Other risks to our forecast for the first quarter and full-year 2008 are any increased weakening in the economy and any significant reversal of the lower import levels that we have been experiencing for several months now.

News Release

NUCOR REPORTS RESULTS FOR 2007 (Continued)

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is the nation's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2006 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s fourth quarter results on January 24, 2008 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

News Release

NUCOR REPORTS RESULTS FOR 2007 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2007	2006	2007	2006

NET SALES	$16,592,976	$14,751,270	$4,396,760	$3,468,590

COSTS, EXPENSES AND OTHER:
Cost of products sold	13,462,927	11,284,606	3,618,164	2,655,858
Marketing, administrative and
other expenses	577,764	592,473	147,159	142,207
Interest expense (income), net	5,469	(37,365)	6,076	(11,612)
Minority interests	293,501	219,121	78,848	71,553
	14,339,661	12,058,835	3,850,247	2,858,006

EARNINGS BEFORE
INCOME TAXES	2,253,315	2,692,435	546,513	610,584
Provision for income taxes	781,368	935,653	181,667	205,480
NET EARNINGS	$1,471,947	$1,756,782	$364,846	$405,104

NET EARNINGS PER SHARE:
Basic	$4.98	$5.73	$1.27	$1.35
Diluted	$4.94	$5.68	$1.26	$1.34

AVERAGE SHARES OUTSTANDING:
Basic	295,779	306,621	287,916	300,741
Diluted	297,878	309,381	289,918	303,405

News Release

NUCOR REPORTS RESULTS FOR 2007 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2007	Dec. 31, 2006
Assets
CURRENT ASSETS:
Cash and cash equivalents	$1,393,943	$785,651
Short-term investments	182,450	1,410,633
Accounts receivable, net	1,611,844	1,067,322
Inventories	1,601,600	1,141,194
Other current assets	283,412	278,265

Total current assets	5,073,249	4,683,065

PROPERTY, PLANT AND EQUIPMENT, NET	3,232,998	2,856,415

GOODWILL	847,887	143,265

OTHER INTANGIBLE ASSETS, NET	469,936	5,015

OTHER ASSETS	202,052	205,258

TOTAL ASSETS	$9,826,122	$7,893,018

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Short-term debt	$22,868	$-
Accounts payable	691,668	516,640
Salaries, wages and related accruals	436,352	455,051
Accrued expenses and other current liabilities	431,148	450,226

Total current liabilities	1,582,036	1,421,917

LONG-TERM DEBT DUE AFTER ONE YEAR	2,250,300	922,300

DEFERRED CREDITS AND OTHER LIABILITIES	593,423	448,084

MINORITY INTERESTS	287,446	243,366

STOCKHOLDERS' EQUITY:
Common stock	149,302	149,006
Additional paid-in capital	256,406	195,543
Retained earnings	6,621,646	5,840,067
Accumulated other comprehensive income,
net of income taxes	163,362	4,470
	7,190,716	6,189,086
Treasury stock	(2,077,799)	(1,331,735)

Total stockholders' equity	5,112,917	4,857,351

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,826,122	$7,893,018

News Release

NUCOR REPORTS RESULTS FOR 2007 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended December 31,

	2007	2006

Operating activities:
Net earnings	$1,471,947	$1,756,782
Adjustments:
Depreciation	403,172	363,936
Amortization	24,384	1,333
Stock-based compensation	44,001	40,106
Deferred income taxes	(81,206)	(39,394)
Minority interests	293,498	219,107
Settlement of natural gas hedges	(18,019)	(6,793)
Changes in (exclusive of acquisitions):
Accounts receivable	(174,326)	(33,878)
Inventories	(102,490)	(143,971)
Accounts payable	57,259	(8,517)
Federal income taxes	13,332	(7,233)
Salaries, wages and related accruals	(42,931)	86,475
Other	46,685	23,280

Cash provided by operating activities	1,935,306	2,251,233

Investing activities:
Capital expenditures	(520,353)	(338,404)
Sale of interest in affiliate	29,500	-
Investment in affiliates	(31,435)	(34,324)
Disposition of plant and equipment	2,787	2,177
Acquisitions (net of cash acquired)	(1,542,666)	(223,920)
Purchases of short-term investments	(487,395)	(1,082,378)
Proceeds from the sale of short-term investments	1,687,578	529,105
Proceeds from currency derivative contracts	517,241	-
Settlement of currency derivative contracts	(511,394)	-

Cash used in investing activities	(856,137)	(1,147,744)

Financing activities:
Net change in short-term debt	(65,871)	-
Repayment of long-term debt	-	(1,250)
Proceeds from issuance of long-term debt	1,313,245	-
Issuance of common stock	12,003	37,233
Excess tax benefits from stock-based compensation	13,000	18,000
Distributions to minority interests	(263,086)	(174,709)
Cash dividends	(726,139)	(577,816)
Acquisition of treasury stock	(754,029)	(599,446)

Cash used in financing activities	(470,877)	(1,297,988)

Increase (decrease) in cash and cash equivalents	608,292	(194,499)

Cash and cash equivalents - beginning of year	785,651	980,150

Cash and cash equivalents - end of year	$1,393,943	$785,651